EXHIBIT 99.1

PRESS RELEASE DATED FEBRUARY 19, 2003

[SOURCECORP LOGO]

SOURCECORPTM REPORTS 2002 FOURTH QUARTER AND YEAR-END RESULTS

Company Provides Increased Outlook for Q1 and Initial Outlook for Q2 and 2003 Full Year

DALLAS, February 19, 2003 – SOURCECORPTM (Nasdaq: SRCP), one of the nation’s leading providers of business process outsourcing solutions, today reported 2002 annual revenues of $429.4 million and diluted earnings per share of $1.65. Compared with pro-forma 2001 annual results, revenues increased 2.4 percent and diluted earnings per share decreased 25 percent. Fourth quarter 2002 revenues and diluted earnings per share were $112.8 million and $.45, respectively, both at the upper end of the increased guidance for the quarter provided by the Company last month.

Summary of Financial Highlights (1)

(in $ millions, except for earnings per share data)

(Unaudited)

Fourth Quarter					Full Year
2002 GAAP	2001		2002 GAAP vs. 2001 Pro-forma		2002 GAAP	2001		2002 GAAP vs. 2001 Pro-forma
	Pro-forma (2)	GAAP				Pro-forma (2)	GAAP
$112.8	$99.7	$99.7	13%	Revenue	$429.4	$419.4	$454.7	2%

14.2	11.3	8.8	26%	Operating Income	53.4	69.4	(6.7)	-23%

7.8	6.0	4.3	30%	Net Income	29.0	38.4	(18.1)	-24%

$0.45	$0.34	$0.25	32%	Diluted EPS	$1.65	$2.20	$(1.08)	-25%

(1) Except as noted, all amounts are being reported using U.S. generally accepted accounting principals (GAAP).

(2) 2001 GAAP amounts have been adjusted to provide year-over-year comparability. Refer to the attached income statements for a detailed explanation of pro-forma adjustments.

“SOURCECORP extended its sequential improvement in financial performance with fourth quarter revenues and earnings per share results,” said Ed H. Bowman, Jr., President and CEO of SOURCECORP. “Revenue has increased four quarters and net income and earnings per share have grown three consecutive quarters.

“During 2002, the Company closed new sales expected to produce total revenues of approximately $139 million. All of our divisions showed solid profits for the year and annual cash flow from operations grew to a record $67.8 million. We reduced our debt by $26.6 million and our debt to total capital ratio to 23 percent during the year.

“During 2003, we plan to increase our investments in our Information Management national sales organization to pursue more large contract wins and invest in new sales resources in our legal claims business to broaden our high-margin project services and market coverage in this area. We also expect to continue making investments in technology that began during 2002 and Fastrieve, our electronic document repository, to reduce our overall labor costs and further strengthen and integrate our service platform.”

Outlook for First and Second Quarters and Full Year of 2003

The Company is providing its 2003 guidance as follows:

First Quarter, 2003 –

The Company is raising it’s previous guidance for first quarter revenues to $105 to $110 million from $104 to $108 million and diluted earnings per share to $.43 to $.47 from $.40 to $.46 to account for 1) the extension of work under the New York HRA contract, 2) strong seasonal first quarter performance from the Statement Solutions business and 3) increased overall visibility for the quarter.

Second Quarter, 2003 –

The Company is issuing initial guidance for the second quarter to include revenues of $100 to $105 million and diluted earnings per share of $.34 to $.40. This guidance includes, in particular 1) the expected impact of the end of the New York HRA and 2) Statement Solutions returning to normalized run-rates following the completion of year-end reports and annual statements during the first quarter.

Full Year 2003 –

The Company is issuing initial guidance for the full year 2003 to include revenues of $425 to $450 million, diluted earnings per share of $1.60 to $1.75 and annual cash flow from operations of $60 to $65 million.

In addition to the aforementioned, this 2003 guidance includes the expected impact of the following significant factors: 1) the increase in the annual effective income tax rate to 40% from 38% due to the Company’s expected income mix increasing in higher tax states, an anticipated impact of about $.05 in diluted earnings per share, 2) investments across our businesses during 2003 described above, and 3) internal revenue and earnings growth from our businesses and corporate initiatives to make up for the loss of the New York HRA contract.

Mr. Bowman concluded, “We have made solid progress throughout 2002, winning larger contracts and increasing revenue and earnings per share in the continuing uncertain business environment. We feel confident that the investments we expect to make in our business during 2003 will best position it for internal growth, margin expansion and strong competitive market presence for 2004 and beyond. We remain very positive about SOURCECORP and our long-term prospects as commercial and public sector enterprises expand the use of business process outsourcing to help achieve their goals, reducing costs and allowing them to focus on their core competencies.”

ABOUT SOURCECORPTM

SOURCECORP, Incorporated is a leading provider of value-added business process outsourcing solutions to clients nationwide. SOURCECORP targets information intensive, technology oriented, application driven industry segments, such as healthcare, legal, financial services and government, leveraging its expertise and experience in business processes for these and other similar business profiles. Headquartered in Dallas, the Company employs approximately 9,000 people and operates in over 40 states, Washington D.C. and Mexico.

SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index. In June 2001, the Company was cited among the Top 100 Hot Growth Companies by BusinessWeek magazine. SOURCECORP has previously been recognized twice by Forbes magazine as one of the 200 Best Small Companies, based on return equity, sales growth, and EPS growth, and by FORTUNE magazine as one of America’s 100 Fastest Growing Public Companies. For more information about SOURCECORP’s solutions, including case-study examples, visit the SOURCECORP website at www.srcp.com.

The statements in this press release, which are not historical fact, are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to, any financial estimates and projections included in this press release and the Company disclaims any intention or obligation to update or revise such estimates or forecasts, except as required by law. The aforementioned risks and uncertainties include, but are not limited to, the risks of integrating our operating companies, of managing our growth, of the timing and magnitude of technological advances, of the occurrences of future events that could diminish our existing customers’ needs for our services, of a change in the degree to which companies continue to outsource business processes, as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the company’s most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts:	Barry Edwards, EVP & Chief Financial Officer: 214.740.6690
Lon Baugh, Director, Investor Relations: 214.740.6683

SOURCECORP™

Summary of Financial Data

In Thousands (Except Earnings Per Share)

(Unaudited)

	Three Months Ended
	December 31,	September 30,
	2002	2002
	Actual	Actual
Total Revenue	$112,844	$107,465
Cost of Services	69,183	64,683
Depreciation	3,612	3,578

Gross Profit	40,049	39,204
SG&A	25,774	25,154
Amortization	89	89

Operating Income	14,186	13,961
Other (income) expense	1,547	1,602

Income before income taxes	12,639	12,359
Provision for income taxes	4,803	4,696

Net Income	$7,836	$7,663

Weighted Avg. Shares
Basic	17,378	17,358
Diluted	17,373	17,369

Earnings Per Share
Basic	$0.45	$0.44

Diluted	$0.45	$0.44

SOURCECORP™

Summary of Financial Data

In Thousands (Except Earnings Per Share)

(Unaudited)

	Year Ended
	December 31,
	2002	2001
	GAAP	Pro-Forma	Adjustments (1),(2)	GAAP
Total Revenue	$429,380	$419,400	$(35,295)	$454,695
Cost of Services	259,399	245,503	(26,973)	272,476
Special Charges	—	—	(417)	417
Depreciation	14,284	13,075	(1,557)	14,632

Gross Profit	155,697	160,822	(6,348)	167,170
SG&A	101,956	91,456	(10,177)	101,633
Special Charges	—	—	(62,167)	62,167
Amortization	356	—	(10,032)	10,032

Operating Income	53,385	69,366	76,028	(6,662)
Other (income) expense	6,599	8,954	(409)	9,363

Income before income taxes	46,786	60,412	76,437	(16,025)
Provision for income taxes	17,779	22,050	19,926	2,124

Net Income	$29,007	$38,362	$56,511	$(18,149)

Weighted Avg. Shares
Basic	17,334	16,748		16,748
Diluted	17,609	17,402		16,748

Earnings Per Share
Basic	$1.67	$2.29		$(1.08)

Diluted	$1.65	$2.20		$(1.08)

Operating results for 2001 include the following pro-forma adjustments in order to provide year-over-year comparability:

(1)	2001 strategic realignment plan
•	Operating results of businesses divested in the second and third quarters of 2001;
•	Acceleration of unamortized deferred debt costs associated with the credit facility terminated by the Company in April 2001.

(2)	Adoption of new accounting pronouncement
Effective	January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 discontinues amortization expense of goodwill and other intangible assets with indefinite useful lives on a prospective basis. For comparative purposes, goodwill amortization expense and the related tax benefit have been excluded for the year ended December 31, 2001.

SOURCECORP™

Summary of Financial Data

In Thousands (Except Earnings Per Share)

(Unaudited)

	Three Months Ended
	December 31,
	2002	2001
	GAAP	Pro-Forma	Adjustments(1)	GAAP
Total Revenue	$112,844	$99,683	—	$99,683
Cost of Services	69,183	60,664	—	60,664
Depreciation	3,612	3,429	—	3,429

Gross Profit	40,049	35,590	—	35,590
SG&A	25,774	24,264	—	24,264
Amortization	89	—	(2,526)	2,526

Operating Income	14,186	11,326	2,526	8,800
Other (income) expense	1,547	1,825	—	1,825

Income before income taxes	12,639	9,501	2,526	6,975
Provision for income taxes	4,803	3,468	817	2,651

Net Income	$7,836	$6,033	$1,709	$4,324

Weighted Avg. Shares
Basic	17,378	17,271		17,271
Diluted	17,373	17,637		17,637

Earnings Per Share
Basic	$0.45	$0.35		$0.25

Diluted	$0.45	$0.34		$0.25

(1)	Adoption of new accounting pronouncement
Effective	January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 discontinues amortization expense of goodwill and other intangible assets with indefinite useful lives on a prospective basis. For comparative purposes, goodwill amortization expense and the related tax benefit have been excluded for the three months ended December 31, 2001.

SOURCECORP™

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

ASSETS	December 31, 2002	December 31, 2001

CURRENT ASSETS
Cash	$3,217	$7,182
Accounts receivable (net)	78,160	88,547
Deferred tax asset	8,254	9,805
Other current	6,247	8,999

Total current assets	95,878	114,533

Property, plant & equipment (net)	40,581	41,942
Goodwill and other intangibles (net)	321,574	298,519
Other noncurrent	8,382	8,077

Total Assets	$466,415	$463,071

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$55,431	$51,087
Current maturities of long-term obligations	113	324
Income taxes payable, current and deferred	142	4,588

Total current liabilities	55,686	55,999

Long-term debt	89,640	116,055
Deferred taxes and other long-term liabilities	17,613	19,844

Total Liabilities	162,939	191,898

STOCKHOLDERS’ EQUITY
Common stock	175	174
Additional paid-in-capital	206,467	204,086
Treasury stock	(982)	(982)
Other Comprehensive Income	(329)	(1,242)
Retained earnings	98,145	69,137

Total stockholders’ equity	303,476	271,173

Total liabilities and stockholders’ equity	$466,415	$463,071

SOURCECORP™

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Year Ended
	December 31,
	2002	2001
Net Income (loss)	$29,007	$(18,149)

Adjustments to reconcile net income (loss) to cash provided by operating activities

Non-cash loss from divestitures & closures	—	54,559
Depreciation and amortization	14,640	24,664
Deferred tax provision (benefit)	11,390	(7,572)
Loss on sale of property, plant, and equipment	243	—
Changes in working capital	12,493	502

Net cash provided by operating activities	67,773	54,004

Net cash used for investing activities	(44,720)	(60,701)

Net cash (used for) provided by financing activities	(27,018)	4,375

Net decrease in cash and cash equivalents	(3,965)	(2,322)

Cash and cash equivalents, beginning of period	7,182	9,504

Cash and cash equivalents, end of period	$3,217	$7,182